Exhibit 10

ARRANGEMENT WITH DANIEL R. DIMICCO

The Company entered into an arrangement with Dan DiMicco, its Chairman Emeritus, to provide Mr. DiMicco with office space in Charlotte, North Carolina from January 1, 2014 through December 31, 2015, together with part-time administrative assistance and information technology support as needed during such period. The Company estimates that the annual out-of-pocket cost of providing such office space and services to Mr. DiMicco will be approximately $45,000.